Exhibit 10.4


*** Confidential portions of this document have been redacted and separately filed with Commission.


                            PATENT LICENSE AGREEMENT

THIS Agreement is between Igor Alexeff ("Licensor"), whose address is 2790 Oak Ridge Turnpike, Oak Ridge, Tennessee 37830, and ASI Technology Corporation, a Nevada corporation having a principal place of business located at 980 American Pacific Drive, Suite #111, Henderson, Nevada 89014 ("Licensee").


                                    RECITALS

A. Licensor owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which were invented by Licensor.

B. Licensor has authorized Licensee to begin to develop the Patent Rights and Technology Rights.

C. Licensee has obtained a government contract to support development of the Patent Rights and Technology Rights for decontamination of equipment and facilities and Licensee has employed Licensor as a consultant related to this contract.

D. Licensor desires to have the Licensed Subject Matter developed and used for a variety of commercial and government applications for the benefit of Licensee and Licensor.

E. Licensee wishes to now formalize a license from Licensor to practice and commercialize Licensed Subject Matter.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This Agreement is effective January 1, 2003 ("Effective Date").

2. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

2.1 "Affiliate" means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

2.2      "Licensed Field(s)" means the fields of [***].

2.3 "Licensed Product" means any product, system, device or apparatus sold by Licensee comprising Licensed Subject Matter pursuant to this Agreement.

2.4 "Licensed Subject Matter" means inventions and discoveries covered by Patent Rights or Technology Rights within the Licensed Fields.

2.5      "Licensed Territory" means worldwide.

2.6 "Net Sales" means the gross revenues actually received by Licensee from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.7 "Patent Rights" means Licensor's rights in information or discoveries claimed by U.S. patent # 6,232,723 and subsequent patent applications based thereon ("Improvements"), including all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, whether foreign or domestic, except as any such is excluded such as under Section 13 of this Agreement.

2.8 "Sale or Sold" means the transfer or disposition of a Licensed Product for value to a party other than Licensee. The terms "sale" and "sold" include without limitation leases and other transfers and similar transactions.

2.9 "Technology Rights" means Licensor's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by Inventor which are not covered by Patent Rights but which are necessary for practicing the invention(s) covered by Patent Rights.


3. WARRANTY: SUPERIOR-RIGHTS

3.1 Licensor represents and warrants his belief that (i) he is the owner of the entire right, title, and interest in and to U.S. Patent # 6,232,723, (ii) he has the sole right to grant licenses thereunder, and
         (iii) he has not granted licenses thereunder to any other entity that would restrict rights granted to Licensee.

3.2 Licensor represents that U.S. Patent # 6,232,723 has not been developed under any funding agreement with the Government of the United States of America and that he has not granted the Government any rights relative thereto.

3.3 Licensee understands and acknowledges that Licensor, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, or breadth of the Licensed Subject Matter. Licensor makes no representation as to whether there are any patents now held, or which will be held, by others in the Licensed Field, nor does Licensor make any representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others.


4. LICENSE

4.1 Licensor hereby grants to Licensee a royalty-bearing, exclusive license under Patent Rights and Technology Rights to make, have made, use, import, sell and offer to sell, and have sold Licensed Products within the Licensed Territory for use within Licensed Field with the right to sublicense to others. This grant is subject to the payment by Licensee to Licensor of all consideration as provided herein, and is further subject to rights retained by Licensor to:

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         a.       Publish the general scientific  findings from research related to Licensed Subject Matter subject to the terms of Section 12, Confidential Information; and

         b. Use Licensed Subject Matter for research, teaching and other education-related purposes.

4.2 Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.

4.3      Licensee may grant sublicenses consistent with this Agreement.


5. PAYMENTS AND REPORTS

5.1 In consideration of rights granted by Licensor to Licensee under this Agreement, Licensee will pay Licensor the following:

         a. A non-refundable initial license fee to cover patent costs to date in the amount of [***] due and payable within 15 days of when this Agreement is executed by Licensee, and

         b. A running royalty equal to [***] of Net Sales for Licensed Products Sold under this Agreement.

5.2 In consideration of rights granted by Licensor to Licensee under this Agreement, Licensee further agrees to pay Licensor the following after the execution of a sublicense hereunder:

         a. Within 30 days after the execution of the sublicense, a sublicense fee of [***] of any up-front payment made to Licensee in consideration of the sublicense, excluding funds paid to Licensee for NRE or research and development or similar purposes;

         b. [***] of the gross revenue royalty payments received by Licensee on sales of Licensed Products from any sublicensee.

5.3 During the Term of this Agreement and for 1 year thereafter, Licensee agrees to keep complete and accurate records of its and its sublicensees Sales and Net Sales of Licensed Products under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. Licensee agrees to permit Licensor or its representatives, at Licensor's expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to Licensor are determined to have been underpaid, Licensee will pay the cost of the examination and accrued interest at the lesser of 12% or the highest allowable rate.

5.4 Within 30 days after March 31, June 30, September 30, and December 31, beginning immediately after the first calendar quarter that royalties are due after the Effective Date, Licensee must deliver to Licensor a true and accurate written report, giving the particulars of the business conducted by Licensee and its sublicensee(s), if any exist, during the preceding three calendar months under this Agreement as are pertinent to calculating payments hereunder. This report will include at least:

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         a.       the  quantities  of  Licensed   Subject  Matter  that  it  has
                  produced;

         b.       the total gross Sales;

         c.       the total Net Sales;

         d.       the calculation of royalties thereon; and

         e.       the total royalties computed and due Licensor.

         Simultaneously with the delivery of each report, Licensee must pay to Licensor the amount, due for the period of each report.

5.5 On or before each anniversary of the Effective Date upon 30 day advance written request of Licensor, Licensee shall deliver to Licensor a progress report as to Licensee's (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing Licensed Subject Matter in the Licensed Territory and Licensee's (and, if applicable, sublicensee's) commercialization plans for the upcoming year.


6. TERM AND TERMINATION

6.1 The Term of this Agreement is from the Effective Date to the greater of either the full end of the term or terms for which Patent Rights have not expired or for a minimum term of 15 years.

6.2 Any time after 3 years from the Effective Date, Licensor has the right to terminate the exclusivity of this license in the Licensed Territory if Licensee, within 90 days after receiving written notice from Licensor of intended termination of exclusivity, fails to provide reasonably satisfactory written evidence that Licensee or its sublicensees has reasonably and continually attempted to sell Licensed Products.

6.3 The following definitions apply to this Article 6: (i) "Commercialize" means having Sales of Licensed Products; and (ii) "Active attempts to commercialize" means having Sales of Licensed Products or an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, production or Sales of Licensed Products in any jurisdiction, and plans to commercialize licensed inventions.

6.4      This Agreement will earlier terminate:

         a. automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

         b. upon 60 days written notice from Licensor if Licensee breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5, unless, before the end of the 60 day period, Licensee has cured the default or breach and so notifies Licensor, stating the manner of the cure; or

         c. upon 90 days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, Licensee has cured the default or breach and so notifies Licensor, stating the manner of the cure; or

***  Confidential  portions of this document  have been redacted and  separately
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

         d.       at any time by mutual written  agreement  between Licensee and
                  Licensor   subject   to  any  terms   herein   which   survive
                  termination; or

         e.       under the provisions of Paragraph 6.2 if invoked.

6.5      If this Agreement is terminated for any cause:

         a. nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

         b. after the effective date of the termination, Licensee may sell all Licensed Products and parts therefor it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article 5; and

         c.       Licensee  will be  bound  by the  provisions  of  Articles  10
                  (Indemnification),   11  (Use  of  Inventor's  Name),  and  12
                  (Confidential Information) of this Agreement.


7. INFRINGEMENT BY THIRD PARTIES

7.1 Licensee, at its expense, may enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. Licensee shall pay Licensor a royalty on any monetary recovery if the monetary recovery is for damages, including punitive damages of any type, or a reasonable royalty in lieu thereof. If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then Licensor may enforce any patent licensed hereunder on behalf of itself and Licensee, Licensor retaining all recoveries from such enforcement.

7.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.


8. ASSIGNMENT

This Agreement may be assigned by Licensee with the prior written consent of Licensor, which will not be unreasonably withheld.


9. PATENT MARKING

\

Licensee must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

***  Confidential  portions of this document  have been redacted and  separately
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

10. INDEMNIFICATION

Licensee agrees to hold harmless and indemnify Licensor, from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates or their officers, employees, agents or representatives.


11. USE OF INVENTOR'S NAME

Licensee may use the name and likeness of Inventor (the "Licensor") to promote the Licensed Products, Patent Rights or Technology Rights. Inventor shall be provided copies of such promotional materials for review and comment in advance of such use by Licensee, and may deny the use of his name and likeness in any material which he reasonably believes is not appropriate.


12. CONFIDENTIAL INFORMATION, PUBLICATION AND NON-COMPETITION

12.1 Licensor and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other are to be (i) received in strict confidence, (ii) used only for the purposes of this Agreement, and (iii) not disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

         a.       was in the public domain at the time of disclosure;

         b. later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

         c. was lawfully disclosed to the recipient party without an obligation of confidentiality by a third party having the right to so disclose it;

         d. was already known by the recipient party at the time of disclosure and not under an obligation of confidentiality;

         e.       was independently developed by the recipient party; or

         f.       is required by law or regulation to be disclosed.

12.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information of a similar nature, which shall not be less than a reasonable degree of care. This obligation shall exist while this Agreement is in force and for a period of 2 years thereafter.

12.3 Licensor will submit any manuscript for any proposed publication of research related to Licensed Subject Matter to Licensee at least 30 days before publication, and Licensee shall have the right to review and comment upon the publication in order to protect Licensee's confidential information. Upon Licensee's reasonable request, publication will be delayed

***  Confidential  portions of this document  have been redacted and  separately
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         up  to 60  additional  days  to  enable  Licensee  to  secure  adequate intellectual property protection of Licensee's property that would be affected by the publication.

12.4 Licensor acknowledges that the pursuit of the activities forbidden by this Article 12.4 might impermissibly make use of the exclusively licensed Patent Rights or Technology Rights but that proof of such breach of Licensee's exclusivity by Licensor may be extremely difficult to prevent or detect. To forestall such breach, and in consideration of this Agreement, Licensor agrees that during the term of this Agreement he shall not, for himself or any third party, directly or indirectly
         (i) divert or attempt to divert from Licensee any business of any kind in which it is engaged, including, without limitation, the inappropriate solicitation of or interference with any of its suppliers or customers, (ii) employ or solicit for employment any person employed by ASI for a period of one (1) year thereafter, or (iii) engage in any business activity that is or may be competitive with ASI as conducted related to this Agreement.


13. PATENTS AND INVENTIONS

13.1 Licensee shall pay future costs of the prosecution and maintenance of the issued patent #6,232,723 (and any applications pending as of the date of this Agreement) which are reasonably necessary to obtain and maintain a patent. Furthermore, at its election Licensee will pay for the costs of filing, prosecuting and maintaining foreign counterpart applications to the issued patent and pending patent applications. If Licensee elects to not pay for such costs, then such applications and patents are excluded from the definition of Patent Rights, and are not licensed to Licensee under this Agreement.

13.2 Licensor shall own all rights to the improvements by Licensee or its agents. Licensee shall pay future costs of preparation, filling, prosecuting and maintenance of patents and applications on improvements made by inventors of Licensee or by Licensor, however, in the event that Licensee refuses to file patent applications on such improvements when requested by Licensor, then such improvements are excluded from the definition of Patent Rights, and are not licensed to Licensee under this Agreement.

13.3 Preparation and maintenance of patent applications and patents undertaken at Licensee's cost shall be performed by patent attorneys reasonably selected by Licensee; and due diligence and care shall be used in preparing, filling, prosecuting, and maintaining such applications on patentable subject matter. Licensee may review and comment on any and all patent related documents.

13.4 Licensee shall have the right to, on thirty (30) days written notice to Licensor, discontinue payment of its share of the prosecution and/or maintenance costs of any patents and patent applications. Upon receipt of such written notice, Licensor shall have the right to continue such prosecution and maintenance at his own expense in which event this license shall be automatically revert to nonexclusive as to the subject matter claimed in said patents and applications.

13.5 Notwithstanding the provisions of this Section, Licensee's obligations under this Section shall continue only so long as Licensee continues to have an exclusive license under the Patent Rights and, in the event of conversion of this License to non-exclusive, after the date of such conversion:

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         a.       The costs of subsequent preparation,  filing,  prosecuting and maintaining  of the licensed  patents and patent  applications
                  shall  be  the  responsibility  of  Licensor,   provided  such
                  payments are at the sole discretion of the Licensor ; and

         b. Licensee shall have a non-exclusive license without right to future sublicense under those of such patents and applications under which Licensee had an exclusive license prior to the conversion.


14. ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be first taken to mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in the city of Las Vegas, Nevada in accordance with the Commercial Dispute Resolution Procedures [http://www.adr.org/rules/commercial_rules.html] of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the subject technology. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article 14 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.


15.  GENERAL

15.1 This Agreement constitutes the entire and only agreement between the parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

15.2 Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of Licensor to:

                                  Igor Alexeff
                             2790 Oak Ridge Turnpike
                           Oak Ridge, Tennessee 37830

         or in the case of Licensee to:

                                 Jerry E. Polis
                           ASI Technology Corporation
                     980 American Pacific Drive, Suite #111
                             Henderson, Nevada 89014

         or other addresses as may be given from time to time under the terms of this notice provision.

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15.3     Licensee must comply with all applicable federal,  state and local laws and regulations in connection with its activities pursuant to this Agreement.

15.4 This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Nevada.

15.5 Failure of Licensor to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.6 Headings are included herein for convenience only and shall not be used to construe this Agreement.

15.7 If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Agreement.

ASI TECHNOLOGY CORPORATION                  LICENSOR
(Licensee)
980 American Pacific Drive                  Igor Alexeff
Suite 111                                   2790 Oak Ridge Turnpike
Hendersen, NV 89014                         Oak Ridge, TN 37830

By: /s/ JERRY E. POLIS                               By: /s/ IGOR ALEXEFF
    ------------------                                   ----------------
         Jerry E. Polis, President                            Igor Alexeff
         1/31/03                                              1/31/03

***  Confidential  portions of this document  have been redacted and  separately
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